                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549




                                    Form 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                  April 3, 1997



                          TRANSMEDIA ASIA PACIFIC, INC.
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)



    Delaware                  0-26368                      13-3760219
------------------    -------------------------    -----------------------
(State or other          (Commission File           (I.R.S. Employer
jurisdiction of          Number)                    Identification No.)
incorporation)




                 11 St. James's Square, London SW1Y 4LB, England
                 -----------------------------------------------
               (Address of principal executive offices) (Zip Code)


               Registrant's telephone number, including area code:

                            U.K. 011-44-171-930-0706
                            ------------------------

Item 2.   Acquisition or Disposition of Assets


          On April 3, 1997, Transmedia Asia Pacific, Inc. (the "Company") purchased from Mr. C.E.C. Radbone approximately 50% of the outstanding capital stock of Countdown Holdings Limited, a privately owned United Kingdom company based in London, England ("Countdown"). Countdown, through its wholly-owned operating subsidiary, Countdown Plc, is an international provider of membership discount services. The transaction (the "Acquisition") was consummated pursuant to an Acquisition Agreement dated as of April 3, 1997 (the "Acquisition Agreement") among the Company, C.E.C. Radbone and Transmedia Europe, Inc. ("Transmedia Europe"). In accordance with the Acquisition Agreement, the balance of the outstanding capital stock of Countdown was simultaneously purchased by Transmedia Europe on terms similar to the terms of the Company's purchase. Transmedia Europe shares common directors, officers and a principal stockholder with the Company, and is engaged in the discount restaurant charge card business in certain countries outside of the Company's licensed territory.

          In payment of the purchase price, the Company issued 1,330,524 shares (the "Radbone Shares") of its common stock, $.00001 par value per share ("Common Stock"), and paid (pounds)500,000 (approximate U.S. Dollar equivalent as of April 3, 1997 was $800,000) in cash. In addition, the Company granted to Mr. Radbone an option to purchase up to 277,193 shares of Common Stock at a purchase price of $.9019 per share. The Company granted Mr. Radbone piggyback and demand registration rights with respect to the Radbone Shares.

          The cash portion of the purchase price was funded by a $1,000,000 loan from a director and stockholder of the Company. The loan matures on September 27, 1997, bears interest at the rate of 12% per annum, and is collateralized by a pledge of all of the shares purchased by the Company from Mr. Radbone. In connection with the loan, the Company issued to the director and stockholder five-year warrants to purchase up to 138,596 shares of Common Stock at $1.13 per share, and granted piggyback registration rights with respect to such shares.

        Contemporaneously with the Acquisition, Countdown Plc entered into an employment agreement with Mr. Radbone pursuant to which Mr. Radbone is employed as Managing Director of Countdown Plc. The agreement is for an initial term of three years and provides for a base salary of approximately (pounds) 100,000 subject to such annual increases as Countdown Plc in its sole discretion may determine. Mr. Radbone is entitled to participate in pension and benefit programs (including Countdown Plc continuing to pay the sum equivalent of (pounds) 20,000 per annum for Mr. Radbone's participation in the pension plan) and is entitled to use of a car at the expense of Countdown Plc. The agreement contains provisions regarding the assignment by Mr. Radbone of intellectual property rights and restrictive covenants relating to disclosure of confidential information and competitive activities.

          Upon consummation of the Acquisition, Mr. Radbone was elected a director of the Company, and Messrs. Edward J. Guinan III and Paul Harrison were elected directors of Countdown and Countdown Plc. Mr. Radbone continues as a director of Countdown and Countdown Plc.

        In August 1996, International Advance, Inc., a stockholder of the Company and a company which shares a common principal stockholder with the Company, purchased an option for (pounds) 250,000 to acquire Countdown. The option was subsequently assigned to the Company and Transmedia Europe in consideration for (pounds) 250,000 (plus reimbursement for legal fees), which amount was borne equally by the Company and Transmedia Europe.

          In connection with the Acquisition, the Company and Transmedia Europe each agreed to pay $125,000 in cash to TMNI International Incorporated ("TMNI") and each agreed to issue to TMNI a promissory note in the principal amount of $250,000, payable April 2, 1998 and bearing interest at the rate of 10% per annum. The promissory notes are to be convertible at the holder's option into common stock of the issuer at the rate of $1.20 per share. The Company agreed to pay such amounts in order to obtain the consent of TMNI to the Acquisition, which consent was required by the terms of the master license agreement from TMNI under which the Company operates its discount restaurant charge card business.

Item 7.   Financial Statements and Exhibits

          (a) and (b) Financial Statements of Business Acquired and Pro Forma Financial Information.

          It is impracticable for the Company to provide at this time the required audited financial statements and the required pro forma financial information. The Company intends to file such financial statements and information under cover of Form 8-K/A no later than 60 days from April 18, 1997.

          (c) Exhibits.

          2.1 Acquisition Agreement, dated as of April 3, 1997, among C.E.C. Radbone, the Company and Transmedia Asia.

                                    SIGNATURE



          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

April 17, 1997                          TRANSMEDIA ASIA PACIFIC INC.


                                        By: /s/ WILLIAM H. PRICE
                                            ---------------------------------
                                            William H. Price
                                            Chief Financial Officer

                                EXHIBIT INDEX


Exhibit No.                      Description
-----------                      -----------

   2.1 Acquisition Agreement, dated as of April 3, 1997, among C.E.C. Radbone, the Company and Transmedia Asia.